Exhibit 5.1

April 24, 2015

RELX Capital Inc.

1105 North Market Street, Suite 501

Wilmington, Delaware 19801

Reed Elsevier PLC

1-3 Strand

London WC2N 5JR

England

Reed Elsevier NV

Radarweg 29

1043 NX Amsterdam

The Netherlands

Ladies and Gentlemen:

We have acted as counsel to RELX Capital Inc., a Delaware corporation (the “Company”), Reed Elsevier PLC, an English public limited company, and Reed Elsevier NV, a Dutch company (Reed Elsevier PLC and Reed Elsevier NV being referred to herein as the “Guarantors”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company and the Guarantors with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on April 24, 2015 relating to the issuance from time to time by the Company of debt securities (the “Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Securities. The Securities and the Guarantees will be issued under an indenture, dated as of May 9, 1995, as amended and supplemented (the “Indenture”), among the Company, the Guarantors, The Bank of New York Mellon (as successor to The Chase Manhattan Bank, N.A.), as trustee (the “Trustee”) and as London Paying Agent, and The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent.

We have examined the Registration Statement and the Indenture, which has been incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each Guarantor is validly existing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Indenture in accordance with its respective articles of association and the law of the jurisdiction in which it is organized, (2) execution, delivery and performance by each Guarantor of the Indenture and the Guarantees do not and will not violate the law of the jurisdiction in which it is organized or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (3) execution, delivery and performance by each Guarantor of the Indenture and the Guarantees do not and will not constitute a breach or violation of any agreement or instrument that is binding upon such Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Company Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Company Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors of each Guarantor, a duly constituted and acting committee of such Board or duly authorized officers of each Guarantor (each such Board of Directors, committee or authorized officers being hereinafter referred to as the “Relevant Guarantor Board”), (b) the due execution, authentication, issuance and delivery of the Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Relevant Guarantor Board and otherwise in accordance with the provisions of the Indenture and such agreement and (c) the due issuance of the Guarantees, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP